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                            TRU-SERV [LOGO TO COME]

                                                                    EXHIBIT 10-H

                               November 15, 2001

Dear Pamela:

     This letter documents and confirms the revised terms of your employment with TruServ Corporation (the "Company"), effective as of the later of the date of this letter or the date of its approval by both the Company's Board of Directors (the "Board") and the Company's lender group.

     Position: You will be employed as Chief Executive Officer and President of the Company. The Company agrees to nominate you for election to the Board without additional compensation.

     Base Salary: Your annual base salary will be $625,000, earned and payable in substantially equal installments in accordance with the Company's payroll policy from time to time in effect.

     Annual Bonus: You shall be eligible to participate in the Company's annual bonus plan, subject to the terms of such plan and on such other terms and conditions as may be determined by the Company. In fiscal year 2001, you will be eligible for a target annual bonus equal to sixty percent (60%) of your 2001 annualized base salary. Beginning in fiscal year 2002, you will be eligible for a target annual bonus equal to seventy percent (70%) of your base salary. Payments under the annual bonus plan are not guaranteed, are the subject to the approval of the Board.

     Long-Term Incentive Bonus: You shall be eligible to receive a long term incentive bonus equal to 50% of your base salary, if you attain a threshold performance level, or 100% of your base salary, if you attain a targeted performance level. The target and threshold performance levels will be based on the Company's net operating income results exclusive of any extraordinary items or based on other business metrics mutually agreed upon by you and the Board.

     Benefits: You will be entitled to participate in the benefit plans and programs generally available from time to time to executives of the Company, subject to the terms of such plans and programs. The Company reserves the right to amend, modify or terminate the terms of such plans and programs, and anticipates amending the terms of the Company's Supplemental Executive Retirement Plan as of January 1, 2002.

     Employment Relationship: The terms of this letter agreement do not modify your employment-at-will relationship. It is expressly understood, therefore, that the Company and you are free to terminate your employment relationship at any time. Only the Board has the authority to alter, in writing, the terms of the at-will status of your employment relationship.

     Severance: If the Company terminates your employment without "cause" at any time, you will be entitled to a severance payment, payable over twenty-four (24) months, in an amount equal to two (2) times your base salary, and the continuation of your standard executive level benefits during such 24-month period, provided the terms of such benefit plans and programs permit such continuation. You will be entitled to this severance payment only if you sign an agreement acceptable to the Company that (i) waives any rights you may otherwise have against the Company, (ii) releases the Company from any actions, suits, claims, proceedings and demands you may have relating to the period of your employment with the Company and/or the termination of your employment, and (iii) contains certain other obligations which will be set forth at the time of the termination. For purposes of this offer letter, you will be considered terminated for "cause" if your employment terminates after (i) you have committed any felony or a crime involving fraud, theft, misappropriation, dishonesty or embezzlement; (ii) you have committed an act or acts that impair the goodwill or business of the Company or cause damage to its property, goodwill or business; (iii) you are unable, refuse to, or fail to, perform the material duties of your position; or (iv) you perform any other act or
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acts that the Company determines to be sufficiently injurious to its interests to constitute substantial cause for termination.

     Change of Control: If, within one (1) year following a Change of Control of the Company, you terminate your employment with the Company or any successor for "Good Reason," you will be entitled to a severance payment, payable over twenty-four (24) months, in an amount equal to (i) two (2) times your base salary and (ii) (A) in the event that a termination pursuant to this paragraph occurs on or after the payment of your second annual bonus following the date of this offer letter, fifty percent (50%) of the aggregate amount of annual bonus you received during the two (2) years prior to such termination, if any, or (B) in the event that a termination pursuant to this paragraph occurs on or after the payment of your first annual bonus and prior to the payment of your second annual bonus following the date of this offer letter, fifty percent (50%) of the amount of the annual bonus you received in the year prior to such termination, if any, plus fifty percent (50%) of the amount of targeted annual bonus for the year in which the termination occurs, or (C) in the event that a termination pursuant to this paragraph occurs prior to the payment of your first annual bonus following the date of this offer letter, one hundred percent (100%) of the amount of targeted annual bonus for the year in which the termination occurs. You will be entitled to this severance payment only if you sign an agreement acceptable to the Company that (i) waives any rights you may otherwise have against the Company, (ii) releases the Company from any actions, suits, claims, proceedings and demands you may have relating to the period of your employment with the Company and/or the termination of your employment, and (iii) contains certain other obligations which will be set forth at the time of the termination. For purposes of this offer letter, you may terminate your employment for "Good Reason" if, and only if, within one (1) year following a Change of Control, (x) you are demoted from your position with the Company or any successor as Chief Executive Officer, (y) your compensation or benefits are materially reduced (other than an isolated and inadvertent action that is not taken in bad faith and is remedied by the Company or any successor after it receives written notice from you), or (z) you are required to render services primarily at a location or locations other than within the greater Chicago metropolitan area and for other than a de minimis period of time. For purposes of this letter offer, a Change of Control shall mean the business combination of the Company with any corporation, person or other entity (other than one or more of the then-current shareholders of the Company, or any entity of which the Company or its shareholders owns at least 51% of the voting equity) through the adoption of a plan of merger or consolidation or a share exchange or a sale of all or substantially all of the capital stock or assets of the Company. In order to effectuate a termination of your employment for Good Reason, you must provide the Board or any successor board of directors with written notice within sixty
(60) days of the event triggering the Good Reason. Your notice must set forth in reasonable detail the specific conduct that constitutes the Good Reason. A termination of your employment for Good Reason will become effective sixty (60) days following the date when your notice of Good Reason is provided to the Board, unless a later date is agreed to by you and the Board. During such sixty
(60) day period, you must continue to provide services to the Company on a full time basis, unless the Board otherwise waives the service requirement.

     Non-Competition: You hereby agree that, for a period equal the longer of
(i) the period in which you are receiving severance payments from the Company hereunder or (ii) one (1) year after the termination of your employment, whether voluntary or involuntary, you will not, directly or indirectly, become associated with any business, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, employee, agent or in any other capacity, in any business activities of any franchise, cooperative or wholesale company with a core business in the hardware industry.

     No Other Understandings: This letter sets forth our entire agreement and understanding and supersedes any and all other agreements, either oral or in writing (including, but not limited to, the offer letter from the Company to you dated February 7, 2001, as amended by the supplemental letter from the Company to you dated February 21, 2001), between the Company, any of its members and/or principals and you. No change to this letter will be valid unless in writing and signed by the Company and you.

     Governing Law: This offer letter will be governed by and construed in accordance with the internal laws of the State of Illinois.

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     Please confirm your acceptance of our offer by signing on the space provided below and returning this letter to the Company. We appreciate your contributions to the Company and look forward to continuing a mutually successful working relationship with you in the future.

                                          /s/ JOE W. BLAGG
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                                          Chairman of the Board

Accepted this 15th day of November, 2001.

/s/ PAMELA FORBES LIEBERMAN
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Pamela Forbes Lieberman

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